SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT - October 18, 2013
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 425-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On October 18, 2013, the Board of Directors (the “Board”) of AK Steel Holding Corporation (the “Company”) expanded its number of authorized directors from ten to twelve and elected Mr. Mark G. Essig and Mr. Vicente Wright as directors of the Company, effective November 1, 2013, to fill the vacancies created by the expansion.

Mr. Essig currently is the Chief Executive Officer of FKI Security Group. Mr. Essig previously held senior executive positions with several steel industry companies, including Shale-Inland, Washington Steel Corp., RathGibson LLC, GS Industries and AK Steel Corporation. At AK Steel, he served as executive vice president from 1992 to 1998.

Mr. Wright previously has served as Chairman of the Board of Directors, as well as President and Chief Executive Officer, of California Steel Industries (CSI). Mr. Wright also has held several executive and managerial positions with other metals and mining companies, including Vale SA in Brazil, Japan and the United States, and has served as a member of the Board of Directors of the American Iron and Steel Institute as well as other metals companies in Brazil, Argentina and France.

Mr. Essig and Mr. Wright will be compensated in accordance with the Company’s standard compensation policies and practices for the Board, the components of which were disclosed in the Company’s Proxy Statement for its 2013 Annual Meeting of Stockholders dated April 12, 2013. Mr. Essig and Mr. Wright each also will be granted restricted stock units upon the effectiveness of their election to the Board on November 1, 2013. The number of the RSUs will be determined based upon the value of the Company’s stock as of that date and will be in an amount equivalent to $30,000.

Neither Mr. Essig nor Mr. Wright has yet been appointed to any committee of the Board.

On October 22, 2013, the Company issued press releases announcing the election of Mr. Essig and Mr. Wright, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibit:

		99.1	Press Release issued on October 22, 2013
		99.2	Press Release issued on October 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: October 22, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on October 22, 2013
99.2	Press Release issued on October 22, 2013